Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Vice President		Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CORPORATION REPORTS RECORD SALES AND EARNINGS IN FOURTH QUARTER AND FULL YEAR 2004

•                                         FOURTH QUARTER SALES INCREASED 20%, WHILE DILUTED EPS INCREASED TO $0.70, INCLUDING ONE-TIME TAX BENEFIT

•                                         COMPANY ENDS YEAR WITH 5,375 STORES, MORE PHARMACIES THAN ANY OTHER RETAILER

WOONSOCKET, RHODE ISLAND, February 2, 2005 - CVS Corporation (NYSE: CVS), today announced record sales and earnings for the fourth quarter and fiscal year ended January 1, 2005.

Net sales for the thirteen-week period ended January 1, 2005 increased 19.7% to $8.92 billion, up from $7.45 billion during the fourteen-week period ended January 3, 2004. Total sales benefited during the fourth quarter of fiscal 2003 from an additional week.  Total sales for the fourth quarter of 2004 reflect the impact of the acquisition on July 31, 2004, of 1,268 Eckerd drugstores, as well as Eckerd’s pharmacy benefit management and mail order pharmacy business. Same store sales (i.e., sales from stores open more than one year) for the quarter rose 4.4% over the comparable prior year thirteen-week period, while pharmacy same store sales rose 5.9% and front-end same store sales increased 1.3%. Same store sales do not include the sales results of the acquired drugstores mentioned above. The acquired stores will be included in same store sales following the one-year anniversary of the acquisition, beginning in fiscal August 2005. Total pharmacy sales represented 69.5% of total company sales for the quarter.  Third party prescription sales were 94.2% of pharmacy sales for the quarter.

Net earnings for the thirteen-week fourth quarter increased 12.2% to $295.6 million or $0.70 per diluted share, compared with net earnings of $263.4 million or $0.64 per diluted share in the fourteen-week quarter of 2003. The Company estimates that the additional week in fiscal 2003’s fourth quarter added approximately $0.05 per diluted share. Net earnings for the full year 2004 increased to $959.3 million, or $2.30 per diluted share, up 11.7% from the $2.06 per diluted share reported in 2003. During the fourth quarter of 2004, the Company reversed $60.0 million of previously recorded tax reserves through the income tax provision, primarily based on finalizing certain tax return years and on a relevant court decision.  The reversal generated a one-time, non-cash benefit to diluted earnings per share for the fourth quarter and the full fiscal year of approximately 14.5 cents.

“2004 was another great year for CVS. The acquisition of the former Eckerd stores in Florida and Texas, along with a significant PBM has solidified our competitive position in our industry,” stated Tom Ryan, Chairman, President, and CEO of CVS Corporation.

“We have already made considerable progress integrating the acquired stores, and we are on track to complete the integration by July. At the same time, our core business has continued to perform extremely well. We achieved healthy sales growth, good expense control, and solid earnings growth, despite the tough comparison to last year’s exceptional flu season,” concluded Mr. Ryan.

The Company’s gross margins improved in the fourth quarter and full year, driven primarily by the increasing usage of generic drugs and a better mix of front-end sales. The Company’s operating results for the fourth quarter and full year were negatively impacted by the investments the Company has made in integrating the acquisition of the former Eckerd stores and pharmacy benefit management company.

For the year, CVS acquired 1,268 drugstores, opened 129 new stores, closed 201 stores and relocated 96 others.  As of January 1, 2005, CVS operated 5,375 retail and specialty pharmacy stores in 36 states and the District of Columbia.

The Company will be holding a conference call today for the investment community at 8:30am (EST) to discuss the quarterly results. An audio webcast of the conference call will be broadcast simultaneously through the Investor Relations portion of the CVS website for all interested parties. To access the webcast, visit http://investor.CVS.com.  This webcast will be archived and available on the web site for a one-month period following the conference call.

CVS is America’s #1 retail pharmacy, operating approximately 5,400 retail and specialty pharmacy stores in 36 states and the District of Columbia.  With more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS has created innovative approaches to serve the healthcare needs of all customers through its CVS/pharmacy® stores; its online pharmacy, CVS.com®; and its pharmacy benefit management and specialty pharmacy subsidiary, PharmaCare®. General information about CVS is available through the Investor Relations portion of the Company’s website, at http://investor.CVS.com., as well as through the press room portion of the Company’s website, at www.cvs.com/pressroom.

– Tables Follow

CVS CORPORATION

Consolidated Condensed Statements of Operations

(Unaudited)

	Quarter Ended		Fiscal Year Ended
	January 1, 2005	January 3, 2004	January 1, 2005	January 3, 2004
In millions, except per share amounts	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Net sales	$8,923.2	$7,452.2	$30,594.3	$26,588.0
Cost of goods sold, buying and warehousing costs	6,561.0	5,487.1	22,563.1	19,725.0
Gross margin	2,362.2	1,965.1	8,031.2	6,863.0
Selling, general and administrative expenses	1,818.6	1,438.6	6,070.7	5,097.7
Depreciation and amortization	131.8	87.9	439.9	341.7
Total operating expenses	1,950.4	1,526.5	6,510.6	5,439.4
Operating profit	411.8	438.6	1,520.6	1,423.6
Interest expense, net	28.7	11.0	58.3	48.1
Earnings before income tax provision	383.1	427.6	1,462.3	1,375.5
Income tax provision	87.5	164.2	503.0	528.2
Net earnings	295.6	263.4	959.3	847.3
Preference dividends, net of income tax benefit	3.3	3.6	14.2	14.6
Net earnings available to common shareholders	$292.3	$259.8	$945.1	$832.7

Basic earnings per common share:
Net earnings	$0.73	$0.66	$2.37	$2.11
Weighted average basic common shares outstanding	400.6	395.2	398.6	394.4

Diluted earnings per common share: (1)
Net earnings	$0.70	$0.64	$2.30	$2.06
Weighted average diluted common shares outstanding	418.1	410.8	415.4	407.7
Dividends declared per common share	$0.06625	$0.0575	$0.2650	$0.2300

(1)               Diluted earnings per common share is computed by dividing (i) net earnings, after accounting for the difference between the dividends on the ESOP preference stock and common stock and after making adjustments for the incentive compensation plans by (ii) Basic shares plus the additional shares that would be issued assuming that all dilutive stock options are exercised and the ESOP preference stock is converted into common stock.  The dilutive earnings adjustment was $1.2 million and $1.6 million for the thirteen weeks ended January 1, 2005 and the fourteen weeks ended January 3, 2004 respectively.  The dilutive earnings adjustment was $5.2 million and $6.3 million for the fifty-two weeks ended January 1, 2005 and fifty-three weeks ended January 3, 2004 respectively.

CVS CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

In millions, except share and per share amounts	January 1, 2005	January 3, 2004
Assets:
Cash and cash equivalents	$392.3	$843.2
Accounts receivable, net	1,764.2	1,349.6
Inventories	5,453.9	4,016.5
Deferred income taxes	253.1	252.1
Other current assets	66.0	35.1
Total current assets	7,929.5	6,496.5

Property and equipment, net	3,476.5	2,542.1
Goodwill	1,898.5	889.0
Intangible assets, net	867.9	403.7
Deferred income taxes	102.2	—
Other assets	217.4	211.8
Total assets	$14,492.0	$10,543.1

Liabilities:
Accounts payable	$2,275.9	$1,666.4
Accrued expenses	1,571.4	1,499.6
Short-term debt	885.6	—
Current portion of long-term debt	30.6	323.2
Total current liabilities	4,763.5	3,489.2

Long-term debt	1,925.9	753.1
Deferred income taxes	—	41.6
Other long-term liabilities	774.9	237.4

Shareholders’ equity:
Preference stock, series one ESOP convertible, par value $1.00: authorized 50,000,000 shares; issued and outstanding 4,273,000 shares at January 1, 2005 and 4,541,000 shares at January 3, 2004	228.4	242.7
Common stock, par value $0.01: authorized 1,000,000,000 shares; issued 414,276,000 shares at January 1, 2005 and 410,187,000 shares at January 3, 2004	4.2	4.1
Treasury stock, at cost: 13,317,000 shares at January 1, 2005 and 14,803,000 shares at January 3, 2004	(385.9)	(428.6)
Guaranteed ESOP obligation	(140.9)	(163.2)
Capital surplus	1,691.4	1,557.2
Retained earnings	5,686.0	4,846.5
Accumulated other comprehensive loss	(55.5)	(36.9)
Total shareholders’ equity	7,027.7	6,021.8
Total liabilities and shareholders’ equity	$14,492.0	$10,543.1

CVS CORPORATION

Consolidated Condensed Statements of Cash Flows(1)

(Unaudited)

	Fiscal Year Ended
	January 1, 2005	January 3, 2004
In millions	(52 weeks)	(53 weeks)
Cash flows from operating activities:
Cash receipts from sales	$30,545.8	$26,276.9
Cash paid for inventory	(22,469.2)	(19,262.9)
Cash paid to other suppliers and employees	(6,528.5)	(5,475.5)
Interest and dividends received	5.7	5.7
Interest paid	(70.4)	(64.9)
Income taxes paid	(569.2)	(510.4)
Net cash provided by operating activities	914.2	968.9

Cash flows from investing activities:
Additions to property and equipment	(1,347.7)	(1,121.7)
Proceeds from sale-leaseback transactions	496.6	487.8
Acquisitions (net of cash acquired) and investments	(2,293.7)	(133.1)
Cash outflow from hedging activities	(32.8)	—
Proceeds from sale or disposal of assets	14.3	13.4
Net cash used in investing activities	(3,163.3)	(753.6)

Cash flows from financing activities:
Additions to / (reductions in) short-term debt	885.6	(4.8)
Dividends paid	(119.8)	(105.2)
Additions to long-term debt	1,204.1	—
Reductions in long-term debt	(301.5)	(0.8)
Proceeds from exercise of stock options	129.8	38.3
Net cash provided by (used in) financing activities	1,798.2	(72.5)

Net (decrease) increase in cash and cash equivalents	(450.9)	142.8
Cash and cash equivalents at beginning of period	843.2	700.4
Cash and cash equivalents at end of period	$392.3	$843.2

CVS CORPORATION

Consolidated Condensed Statements of Cash Flows(1)

(Unaudited)

Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$959.3	$847.3
Adjustments required to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	439.9	341.7
Deferred income taxes and other noncash items	(7.2)	41.1
Change in operating assets and liabilities, providing/(requiring) cash, net of effects from acquisitions:
Accounts receivable, net	(48.4)	(311.1)
Inventories	(509.8)	2.1
Other current assets	35.7	(3.0)
Other assets	8.5	(0.4)
Accounts payable	109.4	(41.5)
Accrued expenses	(144.2)	116.5
Other long-term liabilities	71.0	(23.8)
Net cash provided by operating activities	914.2	968.9

(1)          During the fourth quarter of fiscal 2004, the Company changed its method of reporting cash flows under Statement of Financial Accounting Standards (“SFAS”) No. 95, “Statement of Cash Flows”, from the indirect method to the direct method. As part of a continuing effort to make its consolidated financial statements more transparent, the Company believes that the direct method, which is the preferred method under SFAS No. 95, will provide additional useful information about its business to investors and other interested parties. In connection with implementing this change, the consolidated statements of cash flows for all prior periods presented have been changed to the direct method. This change does not affect the consolidated statements of operations, consolidated balance sheets or consolidated statements of shareholders’ equity.